EXHIBIT 99.2

Clayton, Dubilier & Rice Completes Second Stage of CHC Group Investment
With Additional Convertible Preferred Purchase

•	Robert C. Volpe Joins CHC Group Board of Directors

Nov. 12, 2014 –New York – Clayton, Dubilier & Rice LLC (CD&R) today completed the second stage of a private-placement investment in CHC Group Ltd. (NYSE: HELI), purchasing 384,000 convertible preferred shares for a price of $384 million. The transaction was consistent with terms of an investment agreement that CHC and CD&R entered into on Aug. 21.

As part of the same agreement, CD&R on Oct. 30 purchased 116,000 preferred shares of CHC for $116 million in a first closing.

Also, CHC is providing existing shareholders of record as of Nov. 3 rights to purchase up to a combined $100 million of additional preferred shares. The rights offering subscription period began Nov. 7 and will close Nov. 24. To complete the rights offering to existing shareholders, those shareholders must purchase a minimum combined $50 million of preferred shares. CD&R has agreed to purchase the full $100 million of additional preferred shares if the $50 million threshold in the rights offering to existing shareholders is not reached. As a result, CD&R’s total investment in CHC could be up to $600 million.

CHC estimates that the net proceeds from the private placement, together with the rights offering and after deducting estimated expenses, will be approximately $572.4 million. CHC plans to use proceeds from the investment primarily to reduce debt and other fixed charges. A portion of the proceeds is expected to be used to redeem $105 million of senior unsecured notes and $130 million of senior secured notes, plus associated premiums.

As part of the transaction and concurrent with today’s second closing, CD&R principal Robert C. Volpe has joined the CHC board of directors.

About CHC Group Ltd.
CHC Group Ltd. is a commercial operator of helicopters focused on enabling customers to go further, do more and come home safely. CHC provides helicopter flight services to oil and gas companies and government search-and-rescue agencies, and helicopter maintenance, repair and overhaul services to organizations through the Heli-One segment. The company operates 233 aircraft in about 30 countries around the world.

About Clayton, Dubilier & Rice
Founded in 1978, Clayton, Dubilier & Rice is a private equity firm with an investment strategy predicated on producing financial returns through building stronger, more profitable businesses. CD&R manages approximately $21 billion on behalf of its investors and since inception has acquired 62 businesses with an aggregate transaction value of more than $90 billion. For more information, please visit www.cdr-inc.com.

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Additional Information
The preferred shares offered to the purchaser in the private placement will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities in the rights offering. If you are a shareholder as of the record date for the rights offering, you will receive a prospectus relating to the rights offering and related offering materials following the effectiveness of the registration statement. Those materials will describe in detail the procedures for participation in the rights offering.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements and information within the meaning of certain securities laws, including the “safe harbor” provision of the United States Private Securities Litigation Reform Act of 1995, the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended and other applicable securities legislation. All statements, other than statements of historical fact included in this press release are “forward-looking statements”. While these forward-looking statements represent our best current judgment, actual results could differ materially from the conclusions, forecasts or projections contained in the forward-looking statements. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection in the forward-looking information contained herein. Such factors include: the ability to satisfy conditions to the transaction on the proposed terms and timeframe; the possibility that the final tranche of the transaction does not close when expected or at all; as well as competition in the markets we serve, our ability to secure and maintain long-term support contracts, our ability to maintain standards of acceptable safety performance, political, economic, and regulatory uncertainty, problems with our non-wholly owned entities, including potential conflicts with the other owners of such entities, exposure to credit risks, our ability to continue funding our working capital requirements, risks inherent in the operation of helicopters, unanticipated costs or cost increases associated with our business operations, exchange rate fluctuations, trade industry exposure, inflation, ability to continue maintaining government issued licenses, necessary aircraft or insurance, loss of key personnel, work stoppages due to labor disputes, and future material acquisitions or dispositions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. The Company disclaims any intentions or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to our annual report on Form 10-K and quarterly reports on Form 10-Q, and our other filings, in particular any discussion of risk factors or forward-looking statements, which are filed with the SEC and available free of charge at the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any estimates or forward-looking statements made herein.

Contact Information
INVESTORS
Lynn Antipas Tyson
Vice President, Investor Relations
+1.914.485.1150
lynn.tyson@chc.ca

MEDIA
T.R. Reid
Vice President, Global Communications
+1.512.869.9094
t.r.reid@chc.ca